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                                                                   EXHIBIT 10.29


                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT is made and entered into this 10th day of November, 2000 by and between DevX Energy, Inc., having its principal executive offices at 13760 Noel Road, Suite 1030, Dallas TX 75240-7336, and Brian J. Barr having a mailing address at 66 Glen Ave., Ottawa, Canada, K1S 2Z9.

WHEREAS:

         a. The Executive has extensive knowledge of and experience in the oil and gas industry in the United States and the geographic areas in which the Company and subsidiaries carry on business.

         b. The Executive is desirous of being employed by the Company and the Company is desirous of employing the Executive upon the terms herein provided.

         c. The Company has determined that it is in its best interests to provide the Executive with compensation and benefits under the provisions of a contract of employment that will assure the Company that it will have the full attention and dedication of the Executive notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below), and that will diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by the absence of a contract of employment.

         d. The Company wishes to protect the Executive from loss of compensation and benefits if his continued employment with the Company is no longer possible through no fault of the Executive.

                  NOW, THEREFORE, in consideration of these premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. DEFINITIONS. The capitalized terms defined in this Section shall have the meanings assigned to them in this Section whether the particular term is used herein in the singular or in the plural.



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         1.1.     "Affiliate" has the meaning set out in Rule 405 promulgated under the Securities Act of 1933, as amended.

         1.2. "Base Salary" has the meaning set in Schedule B as same may be amended from time to time.

         1.3. "Beneficial Ownership" has the meaning set out in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

         1.4.     "Bonus" has the meaning set out in paragraph B of Schedule A

         1.5.     "Cause" means:

                  1.5.1. the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), where such failure has not been remedied within a reasonable time after having received a written demand for substantial performance from the Company which specifically identified the manner in which the Company believed that the Executive had not substantially performed his duties, provided that no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company, or

                  1.5.2. a good faith determination by the Company that the Executive is guilty of illegal substance abuse, moral turpitude, fraud upon the Company or embezzlement provided that no determination of illegal substance abuse or moral turpitude may be made against the Executive without giving the Executive notice of the allegations against him in reasonable detail and giving him an opportunity to present, not less than 30 calendar days later, such evidence or make such submissions in respect thereof to the Company as the Executive deems advisable.



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                  1.5.3.   the final, non-appealable felony conviction of the
                           Executive.

         1.6.     "Change of Control" means any of the following:

                  1.6.1. any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

                  1.6.2. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

                  1.6.3. any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

                  1.6.4. the cessation of control (by virtue of their not constituting a majority of directors) of the Company's Board of Directors by the Continuing Directors.

                  1.6.5. (A) the acquisition of beneficial ownership of an aggregate of 15% of the voting power of the Company's outstanding voting securities by any person or group who Beneficially Owned less than 10% of the voting power of the Company's outstanding voting securities on the Effective Date, (B) the acquisition of Beneficial Ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who Beneficially Owned at least 10% of the voting power of the Company's outstanding voting securities on the Effective Date, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, hers or his capacity as a




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                           stockholder) or such stockholder's Affiliate
                           including, without limitation, such stockholder's nominee to the Board of Directors (in its, hers or his capacity as an Affiliate of such stockholder), the right to veto or block decisions or actions of the Board of Directors; provided, however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiring person or group is (aa) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (bb) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company and, provided further, that none of the following shall constitute a Change in Control:
                           (aa) the right of the holders of any voting securities of the Company to vote as a class on any matter or (bb) any vote required of disinterested or unaffiliated directors or stockholders including, without limitation, pursuant to Section 144 of the Delaware General Corporation Law or Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934; or

                  1.6.6. subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7; and

                  1.6.7. notwithstanding anything in this Agreement to the contrary, the transactions contemplated by the Pre-Effective Amendment No. 1 to the Company's Registration Statement on form S-2 filed with the Securities & Exchange Commission on October 6, 2000 shall not be considered a change of control hereunder.

         1.7. "Continuing Directors" the individuals who were directors at Effective Date or become directors thereafter but whose election was approved by a vote of at least two-thirds of the directors who were directors as of the Effective Date or whose own election was previously so approved;



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         1.8.     "Company" means DevX Energy, Inc. a company incorporated under the laws of the state of Delaware.

         1.9. "Company Group" means the Company, DevX Energy, Inc., a Nevada corporation, DevX Operating Co., Corida Resources, Inc., and any other entity that directly or indirectly controls, is controlled by, or is under common control with the Company or such one or more of the foregoing as the context may require.

         1.10. "Confidential Information" means all written, computer readable or other tangible forms of information, documents, memoranda, or other materials prepared by or on behalf of or pertaining to the Company Group and the business, properties and assets thereof including, without limitation, employee lists, production reports, reserve reports, exploration targets, work-over programs, capital expenditures, proposed or planned acquisitions or divestments, performance reports, plans, studies, projections, methods, designs, investigative or production techniques at any time used, developed, investigated, made or sold by or on behalf of the Company Group (whether or not by the Executive), before or during the term of this Agreement, that are maintained as confidential by the Company Group or any part thereof but does not include information that is readily available to the public or that was known to the Executive prior to the Effective Date (provided that the onus to establish that the information was not Confidential Information as defined in this Agreement shall be on the Executive).





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         1.11.    "Date of Termination" means the date on which the Company
                  notifies the Executive of such termination or the date on which the Executive notifies the Company that he is terminating the Agreement for Good Reason as the case may be, provided that if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive and provided further that if a Change of Control occurs within 30 days of the date on which the Company notifies the Executive of his termination and the Executive can reasonably demonstrate that such termination was at the request of a third party who had, on or before such date, directly or indirectly taken steps for the purpose of effecting a Change of Control or that the termination otherwise arose in contemplation of a Change of Control, then the Date of Termination shall be deemed to be the day immediately after such Change of Control.

         1.12. "Disability" means a condition of ill health or physical or mental incapacity, that, in the good faith opinion of the Compensation Committee of the Company's Board of Directors, and, notwithstanding the reasonable accommodations made by the Company, renders the Executive materially unable or unwilling to perform his duties under this Agreement, and for a period of not less than 180 consecutive days, or for a cumulative period of not less than 180 days within any 12-month period irrespective of whether or not all or any such 180 days are consecutive.

         1.13.    "Effective Date" means November 10, 2000.

         1.14.    "Employment Period" has the meaning specified therefore in
                  Section 4.

         1.15.    "Executive" means Brian J. Barr.







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         1.16.    "Failure to Relocate" means a refusal by or the inability or failure of the Executive to move his residence to the Dallas area and thenceforth to carry out his regular, full-time duties from the Company's Dallas headquarters within 90 days of being requested to do so by the Board of Directors as contemplated by paragraph 3 hereof (other than any such inability or failure during a period of incapacity due to mental or physical illness). Provided that the Failure to Relocate shall not be considered Cause or Good Reason for the purposes of this Agreement.

         1.17.    "Good Reason" means any of the following:

                  1.17.1. Without his express written consent, the assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with the Company as of the Effective Date, a substantial reduction in his reporting responsibilities, titles or offices as of the Effective Date as the same may be increased from time to time, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except as such removal or failure arises in connection with the termination of his employment for Cause, Disability or as a result of his death or by the Executive other than for Good Reason;

                  1.17.2. A reduction by the Company in the Executive's Base Salary as in effect at the time of the reduction where such reduction is not in proportion to a simultaneous reduction in the Base Salary of the Executive's Peers;

                  1.17.3. The failure by the Company to continue in effect any benefit or compensation plan (including but not limited to any stock option plan, pension plan or, health and accident plan) in which the Executive from time to time participates (or plans providing substantially similar benefits, and whether by or through the Company or another member of the Company Group), the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him, or the failure by the Company to provide the





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                           Executive with the number of paid vacation days to
                           which he is then entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Effective Date except for such changes in benefits that affect all executive officers of the Company and do not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive officer of the Company;

                  1.17.4. Any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 14(a) hereof;

                  1.17.5. Any purported termination of the Executive's employment by the Company which is not effected pursuant to Section 6.6.1 hereof;

                  1.17.6. the Company's requiring the Executive to reside in or be based at any office or location other than as provided in Paragraph 3 of this Agreement;

                  1.17.7. Neither the decision nor the notification by the Company that it does not intend to extend the Term of Employment shall not be considered to be Good Reason provided that the decision not to extend was taken in good faith.

         1.18. "Notice of Termination" means a written notice which indicates the specific termination provision in this Agreement relied upon, and, to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         1.19. "Option Plan" means the 1997 Incentive Equity Plan of the Company as same may be amended or replaced from time to time.




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         1.20.    "Target Bonus" has the meaning set out in Schedule B as same may be amended from time to time.

2. EMPLOYMENT. Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to provide full-time services for the Company during the Employment Period. The Executive agrees to devote his best efforts to the business of the Company, and shall perform his duties in a diligent, trustworthy and business-like manner, all for the purpose of advancing the business of the Company.

3. DUTIES. The Executive shall have the position and title of Vice President and General Counsel and shall have the duties customarily attendant to that office and as set more particularly set out in Schedule B hereto. During the Employment Period, the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those set forth in Schedule B. During the Employment Period, the Executive will maintain an office and his full time residence in Ottawa, Canada from which his regular duties and responsibilities may be conducted from time to time on behalf of the Company but the Executive shall spend a reasonable amount of time in the Dallas headquarters of the Company as appropriate. Notwithstanding the foregoing, the Board of Directors may, upon 90 days notice, require the Executive to move his residence to the Dallas area and thenceforth to carry out his regular, full-time duties from the Company's Dallas headquarters. For greater certainty, it is acknowledged and agreed that the Company will not pay or be responsible for the Ottawa office expenses following the time at which the Executive moves to Dallas or is terminated. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not create a conflict of interest with the Company's affairs or





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         significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

4. EMPLOYMENT PERIOD. The employment of the Executive by the Company as provided in Paragraph 1 shall be for the period commencing on November 10, 2000 through and ending on the second anniversary of such date (the "EMPLOYMENT PERIOD") unless earlier terminated pursuant to the provisions of Section 6; provided, however, that beginning on the first anniversary date of this Agreement and on each annual anniversary of such date (such date and each annual anniversary thereof herein referred to as the "RESET DATE"), the Employment Period shall be automatically extended so as to terminate two years after such Reset Date, unless at least 60 days prior to the Reset Date the Company shall give notice to the Executive that the Employment Period shall not be so extended.

5. SALARY AND BENEFITS. The salary and benefits of the Executive hereunder are as set forth on Schedules A & B attached hereto.

6. TERMINATION OF EMPLOYMENT. Subject to the terms of this Agreement, the Company may terminate the employment of the Executive prior to the expiration of the Employment Period at any time as it deems appropriate.

         6.1. Termination Without Cause; Resignation for Good Reason. If during the Employment Period, the Executive's employment is terminated by the Company without Cause or for Failure to Relocate, or the Executive voluntarily terminates his employment for Good Reason, the Company shall have no further obligation to make any payment or extend any benefit to the Executive, except that Company shall pay the Executive an amount equal to the sum of:

                  6.1.1. one (1) year's Base Salary at the rate in effect immediately prior to the termination;

                  6.1.2. If, at the Date of Termination, no bonus has been declared by the Board as payable to the Executive in respect of the fiscal year in which termination




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                           occurs, the Target Bonus established for the
                           Executive with respect to the year in which the termination occurs, prorated to the Date of Termination;

                  6.1.3.   any accrued but unpaid salary and bonuses; and

                  6.1.4. The cash equivalent of unvested options as required by Section 6.6.3 hereof.

         6.2. Termination After a Change of Control. If, during the Employment Period, the Executive's employment is terminated by the Company pursuant to Section 6.1 within twelve (12) months of a Change of Control and a Notice of Termination was not delivered to the Executive prior to such Change of Control, the Company shall pay to the Executive, instead of the amounts provided in 6.1.1 and 6.1.2, an amount that is equal to the sum of eighteen (18) month's Base Salary at the rate in effect immediately prior to the termination plus the Target Bonus established for the Executive with respect to the year in which termination occurs.

         6.3. Voluntary Resignation or Termination for Cause. If, during the Employment Period, the Executive shall voluntarily terminate his employment for other than Good Reason or if the Company shall discharge the Executive for Cause, the Company shall have no further obligation to make any payment or extend any benefit to the Executive except that the Company shall pay the Executive accrued but unpaid salary, bonuses and benefits payable pursuant to Section 5 hereof through the Date of Termination.

         6.4. Termination for Disability. If, during the Employment Period, the Company terminates this Agreement for Disability , the Company shall have no further obligation to make any payment or extend any benefit to the Executive except that the Company shall pay to the Executive, or his legal representative as the case may be, all accrued but unpaid salary and bonuses, if any, provided that if at the Date of Termination for Disability, no bonus has been declared by the Board as payable to the Executive in respect of the fiscal year in which such termination occurs, the Company shall pay the Target Bonus established for the Executive with respect to such year, prorated to the Date of Termination.






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         6.5.     Death of the Executive. If the Executive dies prior to the end of Employment Period, the Executive's employment and other obligations under this Agreement shall automatically terminate and the Company shall have no further obligation to make any payment or extend any benefit to the Executive as of the end of the month in which the Executive's death occurs; provided that the Company shall pay to the Executive's estate, as soon as practicable, all accrued and unpaid salary and bonuses, if any, provided further that, if no bonus has been declared for the year in which death occurred, the Company shall pay the Target Bonus established for the Executive in respect of such year prorated to the Date of Termination.










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         6.6.     General Termination Provisions.

                  6.6.1. Notice of Termination Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party thereto given in accordance with Section 14.3 hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Disability shall not render the Notice of Termination ineffective or waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  6.6.2. Employee Benefits Payable on Termination. Unless the Executive's employment is terminated for Cause or the Employee voluntarily resigns pursuant to Section 6.2 hereof, the Company shall maintain in full force and effect to the end of the Employment Period, for the continued benefit of the Executive and, if applicable, the Executive's spouse and children, the employee benefits set forth in Item G of Schedule A attached hereto that he was entitled to receive immediately prior to the Date of Termination (subject to the general terms and conditions applicable at such time and from time to time of the plans and programs under which he receives such benefits).

                  6.6.3. Stock Options Except in the case of a Voluntary Termination or Termination for Cause, any unvested stock options previously issued to the Executive shall become vested in the Executive, or his estate as the case may be, immediately upon receipt of a Notice of Termination provided that, if the Option Plan under which the options were granted prohibits such immediate vesting, the Company shall pay the cash equivalent of the aggregate positive spread between the exercise price of all such unvested options and the average closing price of the Company's common stock during the 10 trading days preceding the Termination Date.




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                  6.6.4.   Mitigation of Amounts Payable Hereunder. The
                           Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this
                           Section 6 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

                  6.6.5. Complete Payment. The payments and other benefits to be made or to be extended to the Executive under the provisions of this Section 6 upon termination of the Executive's employment shall be in complete satisfaction of any and all payments that would otherwise be due to the Executive had he remained employed by the Company during the remainder of the Employment Period and the Company shall have no further obligation to make any payment or extend any benefit to the Executive under Sections 4, 5 and 6 of this Agreement or otherwise upon or after such termination other than as provided in this Section 6.

7. INDEMNITY. The Company shall indemnify, to the full extent authorized by Section 145 of the Delaware General Corporate Law, as same may be amended from time to time, the Executive and his heirs, executives, administrators and legal representatives, from any and all suits, claims, actions, demands or proceedings of any kind to which the Executive is named or in respect of which he may be or become liable by reason of the fact that he is or was a director, officer or employee of any member of the Company Group or by reason of the fact that he is or was the representative of the Company or any member of the Company Group on any other corporation, trust, joint venture or enterprise not part of the Company Group or serving such other entity in any capacity at the Company's request.

8. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that he requires access to Confidential Information to perform his duties hereunder and such information constitutes valuable, special and unique property of the Company Group. The Company agrees to provide Confidential Information immediately upon the execution of this Agreement and thereafter at such time or times as are or may become required by the needs the position of the Executive and his responsibilities within the Company. The Executive agrees that he shall not at any time, either during or subsequent to the term of this




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         Agreement, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company, it successors, assigns or nominees, any Confidential Information of any member of the Company Group (regardless of whether developed by the Executive) without the prior written consent of the Company, provided however, that this provision shall not prohibit the Executive from disclosing Confidential Information in compliance with a court order.

9. DELIVERY OF DOCUMENTS UPON TERMINATION. The Executive shall deliver to the Company or its designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Company Group, except for items owned by the Executive at the Effective Date. In this regard, the Executive hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Executive or under his direction or that may come into his possession in any way during the term of his employment with the Company that relate in any manner to the past, present or anticipated business of any member of the Company Group.

10. FURTHER ACTS. At the request of the Company (but without additional compensation from the Company during his employment by the Company) the Executive shall execute any and all papers and perform all lawful acts that the Company may deem necessary or appropriate to further evidence or carry out the transactions contemplated in this Agreement including, without limitation, such acts as may be necessary for the preparation, filing, prosecution, and maintenance of applications for United States letters patent and foreign letters patent, or for United States and foreign copyright, with respect to any inventions, works or other matters prepared or authored by the Executive in the course of his employment.

11. NO COMPETITION. In consideration for being given access to Confidential Information by the Company upon the execution of this agreement the Executive acknowledges and agrees that:




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         11.1.    He shall not directly or indirectly engage in the business of acquiring oil and natural gas reserves and oil and natural gas production and exploitation; or any other business in which any member of the Company Group directly or indirectly engages during the term of the Agreement. This provision shall apply during the term of the Agreement and, through the first anniversary of the expiration thereof, provided, however, that the restriction in this Section 11 shall apply only to the reasonable and limited geographic area in which any member of the Company Group directly or indirectly has material operations as of the Date of Termination or expiration of this Agreement whichever comes first. For purposes of this Section 10, the Executive shall be deemed to engage in a business if he directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in acquiring oil and natural gas reserves and oil and natural gas production and exploitation; provided, however, that the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (y) the Executive does not have Beneficially Ownership of more than 5% of the outstanding capital stock of such enterprise;

         11.2. If a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 11 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 10 shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this Section 11 is invalid or against public policy, the remaining provisions of this Section 11 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

         11.3. The geographic area in which the Company Group does business is the continental United States in scope and that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the investment of the Company Group in its business and the goodwill associated therewith. The Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Executive has been engaged in oil and gas industry, his reputation therein and his relationship with the suppliers, customers and clients of the Company Group. The Executive further acknowledges that the restrictions contained herein are not burdensome to the Executive in light of the consideration paid therefor and the other opportunities that remain open to the Executive. Moreover, the Executive acknowledges that he has other means available to him for the pursuit of his livelihood.

12. REMEDIES. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive's obligations under Sections 8 through 11 hereof may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Company. The termination of the Agreement pursuant to Section 4 [end of Employment Period], 6.2 [Cause] or 6.3 [disability] hereof shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

13. DISPUTE RESOLUTION. Subject to the Company's right to seek injunctive relief in court as provided in Section 12 hereof, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim, including a claim for indemnification under this Section 13, to arbitration.

         13.1. Selection of Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties. If the parties cannot agree on the sole arbitrator, then the appointing authority for the implementation of such procedure shall be the Senior United States District Judge for the Northern District of Texas, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Senior United States District Judge for the Northern District of Texas refuses or fails to act as the appointing authority within ninety (90) days after being requested to do so, then the appointing authority shall be the Chief Executive Officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

         13.2. Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                  13.2.1. The arbitration proceedings shall be held in Dallas, Texas, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

                  13.2.2. The arbitrators shall be and remain at all times wholly independent and impartial;

                  13.2.3. The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

                  13.2.4. Any procedural issues not determined under the arbitral rules selected pursuant to item 13.2.3 above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                  13.2.5. The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement;

                  13.2.6. The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; and

                  13.2.7. Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

                  13.3. Acknowledgment Of Parties. Each party acknowledges that by executing this Agreement he or it has voluntarily and knowingly entered into an agreement to arbitrate under this Section

14.      MISCELLANEOUS PROVISIONS.

         14.1. Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 14.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         14.2. Executive's Heirs, etc. The Executive may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

         14.3. Notice. For the purposes of this Agreement, notices and all other communications provide for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14.4. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         14.5. Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

         14.6. Survival of the Executive's Obligations. Regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or without Cause, the Executive's fiduciary obligations arising as a consequence of his employment and, without limiting the generality of the foregoing, the provisions of Sections, 8 through 11 of this Agreement shall survive the termination of this Agreement.

         14.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14.8. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

         14.9. Captions and Gender. The use of captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

         14.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, both written and oral, between the parties with respect to the subject matter hereof.

         14.11. Legal Costs; Payments During Dispute The Company shall pay promptly as incurred, to the full extent permitted by law but subject always to a maximum of $25,000, all legal fees and out-of-pocket expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or his estate or legal representative, of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. It is further agreed that in the event that the Executive or his legal representative is found by the board of arbitration, court or other body adjudicating the contest to be entitled to less than the amount of relief originally claimed by the Executive, the Executive shall reimburse the Company for the amount of legal fees and expenses incurred by the Company hereunder in proportion to the extent of such shortfall and the Company may deduct such amount from any amount otherwise payable to the Executive or his legal representative is found by the board of arbitration, court or other body adjudicating the contest to be entitled to less than the amount of relief originally claimed by the Executive, the Executive shall reimburse the Company for the amount of legal fees and expenses paid by the Company pursuant to this paragraph and the Company may set off and deduct such amount from any amount otherwise payable to the Executive or his legal representative by the Company.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.



DEVX ENERGY, INC.

By:    /s/ Joseph T. Williams
       ----------------------
Name:  Joseph T. Williams
Title: Chairman

(EXECUTIVE)

/s/ Brian J.Barr
-----------------------------
Name: Brian J. Barr

                                   SCHEDULE A
                               SALARY AND BENEFITS


A. Base Salary. The Company shall pay the Executive during the Employment Period the Base Salary as set out in Schedule B as same may be increased from time to time. The Base Salary shall be paid by the Company in accordance with its regular payroll practices. The Company may not reduce the Executive's Base Salary at any time during the Employment Period.

B. Bonus. The Company may, in its sole discretion, pay to the Executive an annual cash bonus (the "ANNUAL BONUS") of between 0% and 200% of the Executive's Target Bonus as set out in Schedule B as same may be amended from time to time. For greater certainty, it is expressly understood and agreed that the Company may, in its absolute discretion, determine that the Annual Bonus to be paid to the Executive in any particular fiscal year may be zero or otherwise less than, equal to or in excess of the Target Bonus established for such year. Any Annual Bonus that is declared but not paid by the last business day of the third month following the fiscal year end in respect of which the bonus was declared shall bear interest thereafter until paid at the greater of the Prime Rate then in effect or the highest rate then applicable under any lending agreement to which the Company is then a party.

C. Annual Review The Board's Compensation Committee of the Board of Directors of the Company shall review the Base Salary and Target Bonus annually on or before the start of each fiscal year during the Employment Period and may amend same in accordance with this agreement as the Committee deems appropriate.

D. Stock Options. The Company, may in its sole discretion, grant the Executive such stock options pursuant to the Company's 1997 Incentive Equity Plan (the "PLAN") as determined by the Compensation Committee of the Company's Board of Directors. All such Stock Options shall be subject to the terms and conditions of the Plan.

E. Directors' and Officers' Insurance. The Executive shall be entitled to the benefit of such directors and officers insurance coverage as the Company may put in place from time to time during the Employment Period.

F. Payment and Reimbursement of Expenses. During the Employment Period, the Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in performing his obligations under this Agreement in accordance with the policies and procedures of the Company for its senior executive officers, provided that the Executive properly accounts therefor in accordance with the regular policies of the Company.

G. Office Space The Company shall, at its expense, provide an office for the Executive at the headquarters of the Company. The Company shall furnish and equip the Executive's office in accordance with the standards commensurate with a position similar to that of the Executive in a corporation of equivalent size located in the same area and engaged in the same type of business as that of the Company.

H. Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to participate in or receive the Benefits as set out in Schedule B and under any other plan or arrangement made available by the Company to its senior executive officers including disability insurance, 401K plans and other benefit plans as and when established by the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement made available to the Executive shall be deemed to be in lieu of compensation hereunder. Nothing herein shall obligate the Company to establish any such plan or arrangement not expressly required in Schedule B.

I. Tax. The Company may deduct and withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

                                   Schedule B
               to the Employment Agreement dated November 10 2000
                    Between DevX Energy, Inc. (the Company")
                       and Brian J. Barr (the "Executive")



Base Salary:                        $130,000 per annum

Target Bonus:                       25% of Base Salary

Duties and Responsibilities         The duties and responsibilities of the
                                    Executive shall include:

                                    a.       Act as general counsel and
                                             secretary to the Company and the
                                             various members of the Company
                                             Group.

                                    b.       Retain and liaise with outside
                                             legal counsel.

                                    c.       Coordinate legal advice from
                                             outside legal counsel for
                                             presentation to senior management.

                                    d.       Perform all duties normally
                                             associated with the role of
                                             corporate secretary including
                                             liaison with transfer agent and
                                             maintaining corporate minute book
                                             and related legal records.

                                    e.       Liaise with officials of the Nasdaq
                                             Stock Market and such other stock
                                             markets on which the securities of
                                             the Company may be traded from time
                                             to time.

                                    f.       Assist management to negotiate and
                                             to review and prepare and/or assist
                                             outside counsel to review and
                                             prepare and/or file leases,
                                             securities purchase agreements,
                                             prospectuses, credit agreements,
                                             offering memoranda, proxy
                                             statements, information circulars,
                                             underwriter agreements, SEC
                                             filings, employment contracts and
                                             compensation matters and such other
                                             documents as may be incidental to
                                             the Company's business.

                                    g.       Liaise with underwriters' and
                                             lenders' counsel.

                                    h.       Coordinate corporate litigation and
                                             presentations to any judicial,
                                             quasi-judicial or regulatory bodies
                                             as may have jurisdiction

                                    i.       Provide strategic legal advice to
                                             senior management on acquisitions,
                                             divestitures, mergers, financings,
                                             employment and such matters as may
                                             be required.

                                    j.       Such other legal and strategic
                                             advice as is customarily provided
                                             by general counsel to a company
                                             engaged in similar business.

                                    k.       Assist in the preparation and
                                             development of office and
                                             administrative procedures;



Reporting Relationships             to the Chief Executive Officer and in his
                                    absence to the Chairman.

Benefits:

         A. Vacation       During the Employment Term, the Executive shall be
                           entitled to paid vacation and such other paid absences, whether for holidays, illness, personal time, or any similar purposes, as determined by the Company from time to time provided that the amount of paid vacation shall not be less than two (2) weeks
                           (or ten (10) business days) during any 12 month period.

         B. Sick Leave     During any period of illness, the Company shall
                           continue to pay the Base Salary to the Executive until such time as the illness constitutes a Disability as defined in the Agreement.

         C. Vehicle Allowance   $450 per month.